Filed pursuant to Rule 424(b)(3)

 Registration No. 333-201334

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated January 28, 2015)

Aethlon Medical, Inc.

24,750,000 Shares of Common Stock

This prospectus supplement relates to the prospectus dated January 28, 2015 relating to the following common stock that may be sold from time to time by the selling stockholders identified in the prospectus:

•	11,000,000 shares of common stock; and

•	13,750,000 shares of common stock underlying common stock purchase warrants at an exercise price of $0.30 per share.

All of the common stock covered by the prospectus is being sold by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $4,125,000 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus at prevailing prices quoted on the OTCQB Marketplace or at privately negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 28 of the prospectus for more information on this topic. The selling stockholders originally purchased the common stock and warrants from us on December 2, 2014, for an aggregate price of $3,300,000. This prospectus covers the sale of those securities by the selling stockholders.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2015. Accordingly, we have attached our Current Report on Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus and the prospectus supplement filed on February 10, 2015, which are to be delivered with this prospectus supplement.

Our common stock is quoted on the OTCQB Marketplace under the symbol “AEMD.” On March 16, 2015, the last quoted sale price of our common stock as reported on the OTCQB Marketplace was $0.24 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS OR ANY OTHER PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 16, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2015

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-21846 (Commission File Number)	13-3632859 (IRS Employer Identification Number)

9635 Granite Ridge Drive, Suite 100 San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by us from time to time with the Securities and Exchange Commission contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in such filings, the words "anticipate,” "believe," "estimate," "expect," "future," "intend," "plan" or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, our operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 12, 2015, Aethlon Medical, Inc. (“we”) entered into a modification of our contract with the Defense Advanced Research Projects Agency, part of the Department of Defense. We entered into the initial contract on September 30, 2011. The Defense Advanced Research Projects Agency entered into the contract modification in an effort to accelerate our production of the Aethlon Hemopurifier® by modifying specific milestones we must achieve under the contract as follows:

•	Milestone M6 under year 3 of the contract:

o	Modified milestone: Define Aethlon’s GMP manufacturing process [for the Aethlon Hemopurifier®] and revise and upgrade Aethlon’s quality procedures and policies to the current state of the art.

o	Previous milestone: Demonstrate the safety of at least one prototype device within an optimized fluidic circuit architecture preventing clotting in a 24-hour experiment in vivo at a blood flow rate of 200 ml/min using either pigs or dogs.

•	Milestone 2.5.1.1 under year 4 of the contract:

o	Modified milestone: Complete Aethlon’s GMP procedure [for the Aethlon Hemopurifier®] and establish and maintain all GMP documentation for the company.

o	Previous milestone: Develop additional optimized configuration(s) of hemopurification device(s) that contain(s) a combination of hemofilters, plasma filters, and affinity columns.

•	Milestone M11 under year 4 of the contract:

o	Modified milestone: Develop a strategic plan for developing an alternate method of producing GNA [Galanthus nivalis agglutinin, the affinity lectin immobilized within the Aethlon Hemopurifier®] by cloning the gene into an alternate vector and identify potential partners for such production.

o	Previous milestone: Demonstrate the safety of an additional prototype device within an optimized fluidic circuit architecture preventing clotting in a 24-hour experiment in vivo at a blood flow rate of 200 ml/min using either pigs or dogs.

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The contract is priced on a fixed-price basis. The contract modification did not change the fixed payments due to us upon our achievement of the milestones.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

On March 16, 2015, we authorized the issuance of an aggregate of 1,863,270 shares of our common stock to an accredited investor upon the conversion of a promissory note previously issued to the investor by us in April 2011. The shares were issued upon the conversion of an aggregate of $75,531 in outstanding principal and $2,726 in accrued and unpaid interest under the note at a conversion price of $.042 per share.

The foregoing issuance was effected in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D thereunder as the recipient is an accredited investor and the issuance did not involve any form of general solicitation or general advertising.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Dated: March 16, 2015	Chief Financial Officer

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